DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”) is by and between Quasar Distributors, LLC (the “Distributor”), Series Portfolios Trust (“Fund Company”) and Magnetar Asset Management LLC (“Adviser”).

WHEREAS, all of the equity interests of the Distributor are being sold to Foreside Financial Group, LLC in a transaction (the “Transaction”) that is expected to close on or about March 31, 2020 (the “Closing Date”).

Effective as of the Closing Date, the Fund Company, on behalf of each series thereof (each a “Fund” and collectively, the “Funds”), the Adviser and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Agreement between the parties effective as of August 20, 2019, as amended (the “Existing Agreement”), which are incorporated herein by reference, except as noted below. Capitalized terms used herein without definition have the meanings given to them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial term ending August 19, 2021 and thereafter shall be renewed for successive one-year terms in accordance with the terms of the Existing Agreement. This Agreement may be terminated with respect to one or more Funds, or with respect to the entire Fund Company.

IN WIINESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the Closing Date of the Transaction.

QUASAR DISTRIBUTORS, LLC	SERIES PORTFOLIOS TRUST

By: /s/ Richard J. Berthy	By: /s/ Ryan L. Roell
Richard J. Berthy, President	Ryan L. Roell, President

MAGNETAR ASSET MANAGEMENT LLC

By: /s/ Paul Smith
Paul Smith, Chief Legal Officer